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                                                                       Exhibit 5
                            [Ropes & Gray Letterhead]

                                 March 3, 2003

Enterasys Networks, Inc.
35 Industrial Way
Rochester, NH  03866

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof for the registration of 11,647,238 shares of Common Stock, $0.01 par value (the "Shares"), of Enterasys Networks, Inc., a Delaware corporation (the "Company"). The Shares are issuable under the Enterasys Networks, Inc. 2002 Employee Stock Purchase Plan, the Enterasys Networks, Inc. 1998 Equity Incentive Plan, the Enterasys Networks, Inc. 2002 Stock Option Plan for Eligible Executives, and the Enterasys Networks, Inc. 1989 Employee Stock Purchase Plan (the "Plans").

      We are familiar with the actions taken by the Company in connection with the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

      The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and the Company has received the consideration therefor in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                Very truly yours,

                                /s/ ROPES & GRAY

                                Ropes & Gray